Exhibit 99.1
Press Release

Clean Harbors to Acquire HEPACO for $400 Million

•Leading Provider of Specialized Environmental and Emergency Response Services in Eastern U.S. Will Accelerate Growth Opportunities in Environmental Services Segment
•Significant Margin Improvement to be Achieved Through Projected $20 Million in Cost Synergies and Efficiency Gains
•HEPACO Adds Complementary Emergency Response Rail Assets
•Transaction Expected to Close in the First Half of 2024

NORWELL, Mass. – February 6, 2024 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH) today announced it has entered into a definitive agreement with Gryphon Investors (“Gryphon”) to acquire HEPACO (“HEPACO”), a leading provider of specialized environmental and emergency response services in the Eastern United States, for $400 million in cash. The acquisition is expected to close in the first half of 2024, subject to regulatory approval and other customary closing conditions.

“HEPACO is a recognized leader in Field Services and its addition will accelerate the growth of our Environmental Services segment,” said Eric Gerstenberg, Co-Chief Executive Officer of Clean Harbors. “When providing emergency services, scale and rapid response capabilities are critical. HEPACO’s geographic footprint, trained personnel and equipment fleet will enhance our existing business, enabling us to gain efficiencies and offer an even broader range of solutions. Field Services and emergency response have been a hallmark of Clean Harbors since our founding in 1980. We are confident that we can deliver strong shareholder value through this transaction in the years ahead.”

Headquartered in Charlotte, North Carolina, HEPACO has more than 2,000 customers, which it services through more than 40 regional locations in 17 states. Its primary offerings include field services, environmental remediation and emergency response services.

On an adjusted basis, HEPACO is expected to generate full-year 2023 EBITDA of approximately $36 million on $270 million of revenues. Clean Harbors expects the acquisition to generate cost synergies of approximately $20 million after the first full year of operations, which equates to a post-synergy acquisition multiple of 7.1 times. Clean Harbors expects to fund the acquisition through available cash and the issuance of some additional debt financing.

Mike Battles, Co-Chief Executive Officer of Clean Harbors, said, “The acquisition of HEPACO aligns with our Vision 2027 long-term strategic plan for driving growth through a continued focus on value creation across all areas of our business. We see an excellent cultural fit with our two organizations that
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058

should help ensure the success of this acquisition. HEPACO has demonstrated a commitment to safety, environmental compliance and service excellence that matches our principles in these areas. We look forward to welcoming HEPACO’s talented team to the Clean Harbors family.”

Key strategic benefits of the transaction for Clean Harbors include:

•Complementary product offerings that increase the scale and capabilities of Clean Harbors’ Field Services business;
•Synergies in areas such as subcontracting, branch network, asset rentals, transportation and procurement;
•Expansion of its rail and marine service capabilities through the addition of HEPACO’s highly trained people and specialized equipment;
•The opportunity to drive additional volumes of waste to Clean Harbors’ network of disposal and recycling facilities;
•Meaningful cross-selling opportunities, particularly for industrial services and hazardous waste disposal; and
•The opportunity to introduce new customers to the Clean Harbors and Safety-Kleen brands, and to deepen relationships with existing customers.

HEPACO employs approximately 1,000 people, operates a fleet of more than 900 vehicles and serves a diverse set of industry verticals. In addition to the company’s regional operations spanning 17 states, HEPACO’s National Operations center provides 24-hour coverage across the continental U.S. through a network of contractors.

Robb Schreck, Chief Executive Officer of HEPACO, said, “Given its leading position in environmental and field services, as well as a 40-year history in emergency response, Clean Harbors is an ideal fit for HEPACO. Clean Harbors will provide HEPACO’s customers with far greater resources and access to North America’s largest network of permitted disposal and recycling assets. This transaction also will offer enhanced career opportunities for HEPACO employees.”

For this acquisition, Davis, Malm & D’Agostine is serving as legal counsel to Clean Harbors. For HEPACO, Piper Sandler Companies and Houlihan Lokey, Inc. are serving as financial advisors and Kirkland & Ellis LLP and Moore & Van Allen PLLC are serving as legal counsel.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058

About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, manufacturing and refining, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, the risks and uncertainties surrounding the proposed Clean Harbors and HEPACO transaction, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Eric J. Dugas	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058